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                                              EXHIBIT 12

                                      THOMAS & BETTS CORPORATION
                               COMPUTATION OF EARNINGS TO FIXED CHARGES
                                        (DOLLARS IN THOUSANDS)


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                                     January 2                                                   Year Ended December 31
                                        1994          1992      1991         1990       1989
Earnings before income taxes         $ 78,444      $ 69,755   $67,988      $74,375    $78,925

Add:
  Interest on indebtedness             30,247        33,405    12,376       12,998     10,240
  Amortization of debt expense          1,062         2,538         0            0          0
  Portion of rents representative of
    the interest factor                 7,193         6,690     3,982        3,971      3,790

Earnings as adjusted                 $116,946      $112,388   $84,346      $91,344    $92,955

Fixed charges:
  Interest on indebtedness           $ 30,247      $ 33,405   $12,752      $12,998    $10,240
  Amortization of debt expense          1,062         2,538         0            0          0
  Portion of rents representative of
    the interest factor                 7,193         6,690     3,982        3,971      3,790

Total fixed charges                  $ 38,502      $ 42,633   $16,734      $16,969    $14,030

Ratio of earnings to fixed charges        3.0x          2.6x                   5.0x       5.4x                           6.6x

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